EXHIBIT 20

For Immediate Release	February 9, 2021

BOWL AMERICA REPORTS SECOND QUARTER LOSS

Bowl America Incorporated today reported a loss per share of $.06 for its fiscal 2021 second quarter ended December 27, 2020 and a loss per share of $.20 for the first half of fiscal 2021.  The continuing COVID-19 pandemic and government required restrictions in allowed operating capacity continue to negatively impact the business.  In addition, promotional pricing has reduced the per-game rate on open play games.

League bowling has remained strong with many leagues utilizing a split season schedule hoping to add members in the second half of their seasons should COVID-19 restrictions be eased.

Bowl America operates 17 bowling centers and its Class A Common Stock trades on the NYSE American exchange under the symbol BWLA. A more detailed explanation of results is available in the Company’s S.E.C. Form 10-Q filing available at the Company’s website www.bowlamericainc.com.

BOWL AMERICA INCORPORATED

Results of Operations

	Thirteen	Thirteen	Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	12/27/20	12/29/19	12/27/20	12/29/19
Operating Revenues
Bowling and other	$1,823,182	$4,310,723	$2,990,054	$7,920,396
Food, beverage and merchandise sales	696,675	1,854,136	1,165,805	3,369,074
	2,519,857	6,164,859	4,155,859	11,289,470
Operating expenses excluding depreciation and amortization	2,938,279	5,035,856	5,506,204	10,085,374
Depreciation and amortization	247,808	235,574	495,616	470,752
Interest, dividend and other income	97,338	109,864	186,854	216,321
Change in value of investments	174,591	160,882	300,817	589,935
PPP loan interest	-	-	(4,690)	-

(Loss) earnings before taxes	(394,301)	1,164,175	(1,362,980)	1,539,600

Net (Loss) earnings	$(301,782)	$877,675	$(1,039,505)	$1,163,000

Weighted average shares outstanding	5,160,971	5,160,971	5,160,971	5,160,971

(LOSS) EARNINGS PER SHARE	(.06)	.17	(.20)	.23

* * * *

SUMMARY OF FINANCIAL POSITION

Dollars in Thousands

	12/27/20	12/29/19
ASSETS
Total current assets including cash and short-term investment of $981 and $1,942	$7,958	$10,125
Property and other assets	19,327	20,311
TOTAL ASSETS	$27,285	$30,436

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$1,711	$3,858
Other liabilities	4,096	3,301
Stockholders' equity	21,478	23,277
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$27,285	$30,436